Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: WHITEHAWK INCOME CORPORATION

Commissioners:

We have read the statements made by WhiteHawk Income Corporation under the caption “CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” included in the Form S-1 filed with the Securities and Exchange Commission on May 11, 2026, and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ Whitley Penn LLP